Coda Octopus Group, Inc. and US Subsidiaries Enter Into Loan Agreement with HSBC Bank

ORLANDO, FL, May X, 2017 – Coda Octopus Group, Inc. (CODA) (OTCQX: COGI), a global leader in real-time 3D sonar technology, today announced that on April 28, 2017, the Company together with its wholly owned subsidiaries, Coda Octopus Products, Inc. and Coda Octopus Colmek, Inc., entered into a loan agreement with HSBC Bank NA for a loan in the principal amount of $8,000,000. The annual interest rate is fixed at 4.5566%. Commencing on May 28, 2017 and continuing on the 28th day of each month thereafter, the Company is required to make monthly principal and interest payments of $149,350 until April 28, 2022. In addition, within 30 days after the delivery to HSBC Bank of CODA’s annual audited financial statements, the Company is required to make an annual principal payment of $700,000 during the term of the loan. Such annual payments will reduce the principal balance of the principal outstanding. As a result, it is expected that the loan will be repaid within a period of approximately 45 months. The loan may be prepaid in whole or in part at any time, subject to a break funding charge as detailed in the promissory note evidencing the loan.

The obligations in connection with the repayment of the loan are secured by all assets of CODA and its subsidiaries. In addition, the repayment of the loan is guaranteed by three of the Company’s overseas subsidiaries.

The proceeds from the loan were used to repay in its entirety the outstanding principal balance of $8,000,000 under secured debentures that were issued by CODA in February 2007 and that were most recently held by CCM Holdings, LLC. Accrued and unpaid interest under the debentures of approximately $1,133,261 was satisfied through the issuance to CCM Holdings of 1,000 shares of Series C Convertible Preferred Stock, par value $0.001, with a stated value of $1,000 each. The Company paid the balance in cash.

Annmarie Gayle, CODA’s CEO commented, “The refinancing of the Company senior debt by a reputable global bank, along with the issuance of the Series C Convertible Preferred Stock (in satisfaction of outstanding interest) is a major achievement and vastly improves the Company’s balance sheet, and reduces the amount of cash the Company pays in interest. This step combined with the recent return to being an SEC reporting Company and up-listing on the OTCQX are pivotal events in the progression of the Group,

About Coda Octopus Group, Inc.

Originally founded in 1994 as Coda Technologies, the Coda Octopus Group’s patented real-time 3D subsea sonar technology, Echoscope®, enables real-time 3D imaging and mapping in zero visibility conditions underwater, and is used globally in numerous applications including defense, marine construction, oil and gas subsea infrastructure installation and surveys, and port and harbor security. For further information, please visit http://www.codaoctopusgroup.com or contact us at: info@codaoctopusgroup.com.

Forward Looking Statement

This press release contains forward-looking statements concerning Coda Octopus Group, Inc. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include, without limitation, statements regarding the Company’s expectations for the growth of the Company’s operations and revenue. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, customer demand for our products and market prices; the outcome of our ongoing research and developments efforts relating to our products including our patented real time 3D solutions; our ability to develop the sales force required to achieve our development and those other examples of forward looking statement set forth in our annual report for the year ended October 31, 2015 filed with the OTC Markets on February 26, 2016 and subsequently filed quarterly reports. Coda Octopus Group, Inc. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

MDC Group

Investor Relations:

David Castaneda

Arsen Mugurdumov

414.351.9758

Media Relations:

Susan Roush

805.624.7624